                                                                    Exhibit 99.1


                             CBS CORPORATION REPORTS
                      RECORD RESULTS FOR FIRST QUARTER 1999

         NEW YORK, April 29, 1999 -- CBS Corporation (NYSE:CBS) today reported record operating results for the first quarter of 1999. Net revenues for the first quarter were $1,768 million, operating cash flow (EBITDA) was $280 million and income from Continuing Operations was $25 million.

         The increase in operating cash flow and income from Continuing Operations in the 1999 quarter was achieved without the benefit of revenues and profits associated with the 1998 Winter Olympics, which was broadcast during the first quarter of 1998. Excluding the effect of the Winter Olympics from the 1998 results, net revenues from Continuing Operations in the first quarter of 1999 were up 18% and operating cash flow (EBITDA) was up 55%.

         "I am very pleased with the results of all of our operating segments," said Mel Karmazin, President and Chief Executive Officer, CBS Corporation. "Our radio and outdoor business continues to achieve double-digit growth in revenues and operating cash flow on a same station basis. We are especially pleased with the growth of our Television segment, particularly at the Network, where our turnaround is in full swing."

         CBS's net revenues for the first quarter were $1,768 million as compared to $1,949 million for the first quarter of 1998. Excluding the revenues associated with the 1998 Winter Olympics, net revenues for the first quarter of 1999 increased by approximately 18%. All of the Company's operating segments contributed to this revenue growth. Infinity Broadcasting Corporation (NYSE:INF), the Company's out-of-home media subsidiary, increased revenues approximately 44%.

         Operating cash flow (defined as earnings before interest, taxes, depreciation and amortization, or EBITDA) for the first quarter of 1999 was $280 million, as compared to $271 million for the first quarter of 1998. Last year's first quarter EBITDA reflected a benefit associated with the 1998 Winter Olympics. Excluding the effect of the Winter Olympics, EBITDA for the first quarter of 1999 was up by $99 million or 55%. This increase was due to the record performances by both Infinity, which was up 51%, as well as the Television segment, which was up 25%. The Television segment also benefitted by the elimination of start-up losses associated with certain cable operations divested late in 1998.

         Interest expense for the first quarter of 1999 was $51 million, as compared to $75 million in 1998's first quarter, a decrease of approximately 32%. This decrease was principally due to the lower debt levels as a result of proceeds received from Infinity's Initial Public Offering in late 1998.

         Income from Continuing Operations was $25 million or $0.04 per share, an increase of 33% per share from 1998's first quarter net income of $19 million or $0.03 per share.

         The Company's reported net income for the quarter was $387 million, or $0.55 per diluted share, which includes a $366 million net gain on the disposal of Discontinued Operations. Net income for the year-ago quarter was $19 million, or $0.03 per share.

                                     (More)

CBS Corporation...2


         The Company benefitted from the strong performance of its Television segment, which increased revenues through ratings share growth and strong pricing, as well as lower operating costs due to cost reductions. In primetime ratings, the CBS Television Network continued to win more weeks than any other broadcast television network, positioning the Company in a race for its first victory in households and total viewers since the 1993-94 season. At CBS Cable, TNN, the Company's country lifestyle network, scored record-breaking ratings for its cablecast of the NASCAR Winston Cup.

         Other highlights since the start of the year include:

         o The Company entered into an agreement to acquire King World Productions, Inc. for approximately $2.5 billion in common stock, which is expected to close later this year and add a leading supplier of first-run syndicated programming to the Company's array of media assets;

         o CBS entered into an agreement to acquire KTVT-TV, the Network's affiliated VHF television station in Dallas-Ft. Worth, the nation's #7 market, in exchange for $485 million of CBS common stock. The acquisition, expected to close by year-end, will give CBS ownership of television stations in eight of the top 10 U.S. markets;

         o CBS entered into a definitive agreement to purchase KEYE-TV, Channel 42, the CBS Television Network affiliate in Austin, Texas from Granite Broadcasting Corporation for $160 million in cash in an asset transaction. The transaction is expected to close by the end of the year. The acquisition, combined with CBS's pending ownership of KTVT-TV Dallas-Ft. Worth, will raise CBS's ownership position to television stations serving 34% of the United States;

         o Infinity agreed to acquire three major-market FM radio stations - two in Tampa and one in Cleveland - to bolster its presence in the top 50 U.S. markets;

         o The Company completed the sale of virtually all of Westinghouse's remaining industrial businesses;

         o Building its presence on the Internet, the Company announced a multi-year, cross promotional alliance that made CBS News the sole branded broadcast news partner on America Online and Compuserve. CBS also extended its strategic alliance with Sportsline USA, increasing its ownership in that successful online sports service to approximately 20%, with an opportunity to further increase its ownership over the next few years;


                                     (More)

CBS Corporation...3

         o CBS expanded its growing role in the Internet by entering into a letter of intent with storeRunner.com in which CBS will receive a 50% ownership interest in that comprehensive, interactive online shopping mall in exchange for approximately $100 million of promotion and branding support, over a period of six years. In a separate arrangement, CBS also signed a letter of intent to receive a 35% ownership interest, plus warrants for an additional 5% ownership, in hollywood.com, a premier Web site for movies and the motion picture industry, in exchange for $100 million of promotion and content support over a period of seven years;

         o CBS entered into an agreement with Office.com, an online Web site that serves small and medium-sized businesses. Office.com will receive $42 million of promotion and advertising over a term of six years across the full range of CBS media properties. In exchange, CBS will receive a one-third equity interest.

         Mr. Karmazin added: "During the quarter, we continued to increase our stake in Internet-based companies, leveraging the superb promotional platform provided by our incomparable collection of assets, our capability as a provider of content, marketing and advertising support. Our Internet growth will continue, as we work to build our equity in Web destinations we believe provide superb service to Internet users, and where we can add value with our assets and our expertise."

         CBS Corporation, the world's largest pure-play media company, is comprised of the CBS Television Network, with programming operations in Entertainment, News, Sports, Syndication and New Media - including CBS.com and Country.com, as well as stakes in SportsLine USA, Inc. and MarketWatch.com, Inc.; the CBS Television Stations, currently with 14 CBS Owned television stations, seven of which are in the Top 10 markets; CBS Cable, with two country networks and its regional sports operations; and more than 80% stake in Infinity Broadcasting Corporation, which includes 160 radio stations and TDI, the Company's outdoor advertising business.

Note: Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Reference is made to the Company's annual report on Form 10-K for the 1998 year filed with the Securities and Exchange Commission for additional information concerning such risks and uncertainties.

                                      * * *


Contact:       Gil Schwartz         CBS Corporation             212/975-2121
               Michael G. Silver    CBS Corporation             212/975-3161